Exhibit 99.1
Intuitive Announces Retirement of Board Chair Lonnie M. Smith;
Dr. Craig H. Barratt Succeeds Smith as New Chair
SUNNYVALE, Calif., Monday, Feb. 3, 2020– Intuitive (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, announced today that Lonnie M. Smith has decided to retire from the company’s board of directors when his term ends at the company’s 2020 annual meeting of stockholders, currently scheduled for April. Mr. Smith will join the board of directors of the Intuitive Foundation after his retirement.
Intuitive’s board of directors elected Dr. Craig H. Barratt to succeed Mr. Smith as chair effective as of the date of the company’s 2020 annual meeting of stockholders. Dr. Barratt is the senior vice president and general manager of the Connectivity Group at Intel Corporation. He has served on Intuitive’s board since 2011 and as independent lead director since 2018.
“It has been an honor to serve as the chair of Intuitive’s board. During the past 23 years, I have had the privilege of working with an extraordinary team, who have taken the company from a start-up of approximately 12 people with an early prototype, to an organization of more than 7,100 team members who are transforming surgery, with more than 5,500 currently installed daVinci surgical systems, over 21,000 peer reviewed articles published and 1.2 million surgical procedures performed this past year,” said Smith. “I look forward to assisting the team in their future philanthropic efforts with the Intuitive Foundation.”
Mr. Smith has served as chair of Intuitive’s board since joining the company as CEO in June 1997.
“Lonnie’s contributions to Intuitive are extensive and his philosophy lives in the company’s mission and culture,” said Gary Guthart, Intuitive CEO. “On behalf of the company, I extend our thanks for his unwavering guidance of the team. I am delighted that Lonnie’s work with us will continue in the form of assisting our Foundation.”
The Intuitive Foundation launched in 2018 to promote health, develop educational tools and advance clinical understanding globally through a combination of research grants, philanthropic giving, and volunteerism in local communities. The Foundation awards grants in technology research, clinical research, and clinical education and training. Additionally, the Foundation supports clinical fellowships, and projects related to STEM educational programs and healthcare training with a particular focus on underserved communities.
“I am honored to serve as chair of Intuitive’s board, a company whose mission and culture I wholeheartedly support,” Barratt said. “Lonnie leaves a strong legacy of outstanding stewardship that I am committed to uphold.”
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, California, is a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery. At Intuitive, we believe that minimally invasive care is life-enhancing care. Through ingenuity and intelligent technology, we expand the potential of physicians to heal without constraints.
Intuitive brings more than two decades of leadership in robotic-assisted surgical technology and solutions to its offerings and develops, manufactures, and markets the da Vinci® surgical system and the IonTM endoluminal system.
Da Vinci®, da Vinci X®, da Vinci Xi®, IonTM, and SynchroSealTM are trademarks or registered trademarks of Intuitive Surgical, Inc.
For more information, please visit the Company's website at www.intuitive.com.
Photos of the da Vinci surgical robot systems are available for press use from https://www.intuitive.com/en-us/about-us/press/press-resources.
Surgical Risks
For important safety information, indications for use, risks, full cautions and warnings related to the use of da Vinci systems, please refer to www.intuitive.com/safety.
Forward-Looking Statement
This press release contains forward-looking statements, including statements regarding the retirement of Mr. Smith and the appointment of Dr. Barratt to succeed Mr. Smith as chair of Intuitive’s board. These forward-looking statements are based on current expectations and estimates and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the re-election of Dr. Barratt to our board of directors by our shareholders at the 2020 annual meeting of stockholders and other risk factors under the heading “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2018, as updated by the company’s other filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.
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Intuitive Surgical
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